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                                                                   EXHIBIT 23.02


                          INDEPENDENT AUDITOR'S CONSENT




We consent to the use in this Registration Statement of ProFutures Long/Short Growth Fund, L.P., formerly ProFutures Bull & Bear Fund, L.P., on Amendment No. 1 to Form S-1 filed on or about December 22, 1998 of our report dated March 9, 1998, except for Note 7, as to which the date is December 8, 1998, on the financial statements of ProFutures Long/Short Growth Fund, L.P. as of December 31, 1997 and for the period August 21, 1997 (inception) to December 31, 1997 and of our report dated August 21, 1998 on the balance sheet of ProFutures, Inc., as of June 30, 1998, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "General" in such Prospectus.



ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.


December 22, 1998
Hunt Valley, Maryland